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FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person(s) |
|     Kollat       David              T.     |    Cooker Restaurant Corporation (CGR)      |   to Issuer (Check all applicable)    |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |   Month/Year      |                                       |
|  4410 Smothers Road                        |    Person, if an Entity | December 31, 2000 |   [ ] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|               title           below)  |
|                 (Street)                   |                         |5. If Amendment,   |               below)                  |
|                                            |                         |   Date of Original|                                       |
|                                            |                         |   (Month/Year)    |---------------------------------------|
| Westerville         OH             43081   |                         |                   |7. Individual or Joint/Group Reporting |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form Filed by one               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form Filed by more than         |
|                                            |                                             |       one Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
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* If the form is filed by more than one reporting person, see instruction 4(b)(v).

                                          Persons who respond to the collection of information contained in                   (Over)
                                          this form are not required to respond unless the form displays a           SEC 2270 (3-00)
                                          currently valid OMB control number.

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |                   |    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|-------------------|              |
|                       |            |           |           |                | Date   |Expira- |      |  Amount or |              |
|                       |            |           |           |----------------| Exer-  |tion    |Title |  Number of |              |
|                       |            |           |           |  (A)  |  (D)   | cisable|Date    |      |  Shares    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|Option (right to buy)  |   3.063    | 5/1/2000  |    A      | 7,500 |        |5/1/2000|5/2/2010|common|   7,500    |              |
|                       |            |           |           |       |        |        |        |stock |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
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------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|       7,500        |            D             |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
------------------------------------------------------------------------
 Explanation of Responses:

  ** Intentional misstatements or omissions of facts constitute Federal               /s/ David T. Kollat         February 14,  2001
     Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).             -------------------------------   ------------------
                                                                                **Signature of Reporting Person          Date

 Note: File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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